Exhibit 99.3

Event ID:   3040526

Culture:   en-US

Event Name: CenturyLink and Qwest Agree to Merge Conference Call

Event Date: 2010-04-22T13:30:00 UTC

P: Operator;;

C: Tony Davis;CenturyLink;VP, IR

C: Glen Post;CenturyLink;Chairman, President & CEO

C: Ed Mueller;Qwest;Chairman & CEO

P: Batya Levi;UBS;Analyst

C: Stewart Ewing;CenturyLink;EVP & CFO

P: John Hodulik;UBS;Analyst

P: Michael Rollins;Citi Investment Research;Analyst

P: Simon Flannery;Morgan Stanley;Analyst

P: David Barden;Bank of America;Analyst

P: Jason Armstrong;Goldman Sachs;Analyst

P: Frank Louthan;Raymond James;Analyst

P: Chris King;Stifel Nicolaus;Analyst

P: Jonathan Chaplin;Credit Suisse;Analyst

P: Mike McCormack;JPMorgan;Analyst

P: Chris Larsen;Piper Jaffray;Analyst

P: Javier Lavas;Oppenheimer;Analyst

C: Joe Euteneuer;Qwest;EVP & CFO

P: Todd Rethemeier;Hudson Square Research;Analyst

P: Phil Cusick;Macquarie;Analyst

P: Robert Schiffman;Credit Suisse;Analyst

P: Joe Stauff;Susquehanna;Analyst

+++ presentation

Operator: Ladies and gentlemen, thank you for standing by, and welcome to today's conference call and webcast to discuss the combination of CenturyLink and Qwest. (Operator Instructions). I would now like to turn the call over to Tony Davis, Vice President of Investor Communications at CenturyLink. Please go ahead.

Tony Davis: Thank you. Good morning, everyone, and welcome to our conference call today to discuss the combination of CenturyLink and Qwest, which was announced earlier this morning. For those of you who have access to the Internet, we will be using a slide presentation during today's call. And this presentation is available on both CenturyLink's and Qwest's websites and on the joint website that we launched this morning at www.centurylinkqwestmerger.com.

At the conclusion of our prepared remarks, we will open the call for Q&A regarding the transaction.

Your hosts for today's call are Glen Post, President and Chief Executive Officer of CenturyLink, and Ed Mueller, Chairman and Chief Executive Officer of Qwest. Also joining us this morning are Stewart Ewing, Executive Vice President and Chief Financial Officer of CenturyLink, and Joe Euteneuer, Qwest's Executive Vice President and Chief Financial Officer.

Certain forward-looking statements may be made during the call today, and we ask that you please review our Safe Harbor language found in our press releases and the slides we will be using during today's presentation, as well as our SEC filings which describe factors that could cause our actual results to differ materially from those projected by us in our forward-looking statements.

With that introduction, I will turn the call over to Glen Post. Glen?

Glen Post: Thank you, Tony. We appreciate the opportunity to speak with you today, and thank you for taking time to join us on such short notice.

This is an exciting day for all of us at CenturyLink and at Qwest and hope you share our enthusiasm. I will begin on slide six, which outlines the key terms of the transaction. I will run through these briefly.

This is an all stock transaction in which Qwest shareholders receive a fixed exchange ratio of 0.1664 CenturyLink shares for every share of Qwest common stock they own. Upon close, CenturyLink shareholders will own 50.5%, and Qwest shareholders will own 49.5% of the combined company. Based on CenturyLink's closing stock price at $36.20 yesterday, Qwest shareholders would receive $6.02 of CenturyLink's stock for each Qwest share. This represents a total enterprise value of $22.4 billion, including the assumption of $11.8 billion of Qwest debt.

We also expect to achieve annual run-rate synergies of approximately $625 million. This represents a multiple of 5.1 times last 12 months EBITDA before synergies and 4.5 times EBITDA after run-rate synergies.

In addition, it represents a 5.9 times last 12 months free cash flow before run-rate synergies and 4.8 times free cash flow after synergies.

As you see on slide seven, there are no financing contingencies or any refinancing requirements related to the transaction. The combined company will have had pro forma leverage of 2.4 times EBITDA for the 12 months ended December 31, 2009 before synergies and 2.2 times EBITDA after run-rate synergies. We expect to maintain our current dividend, which results in a payout ratio of approximately 50% based on pro forma 2009 results and potentially under 50% after expected run-rate synergies. We expect the transaction to close in the first half of 2011, following approval of CenturyLink and Qwest shareholders, as well as federal and state regulators.

Turning to slide eight, I want to discuss why we believe this combination is so compelling both strategically and financially. This is a truly transformative transaction. Upon completion CenturyLink will be a national industry leading communications company with an enterprise business that we expect to be a significant contributor to our growth. The combined company will be even more competitive with significantly increased scale and scope, including an operating presence in 37 states with approximately 5 million broadband customers and 17 million access lines. We will deliver premier enterprise services to 95% of Fortune 500 companies across the country.

In addition, this combination creates a robust 173,000 mile fiber national network that will enable the efficient provisioning of data communication services across the US and into our local markets.

The transaction is also compelling from a financial perspective. If you look at our companies on a pro forma basis as of December 31, 2009, we will have had pro forma revenue of nearly $20 billion, EBITDA of over $8 billion, and $3.4 billion in annual free cash flow.

In addition to benefiting from greater scale and efficiencies, this transaction also diversifies our revenue streams. It significantly increases our enterprise business revenue streams, which we believe will provide a foundation of future growth, especially considering the increasing demand for data communications.

We also have a much broader platform with which to expand our broadband services, as well as other enhanced services such as IPTV and managed services, and our national network will better position the Company as a valuable strategic partner for our customers across the country.

We do believe this transaction is compelling our shareholders. Due to increased scale, financial strength, diversity of revenue and a stronger national network, we will be better positioned to compete against cable companies and others within our local market and against other carriers for business and wholesale customers. We expect the transaction to be accretive to free cash flow per share, excluding integration costs, immediately following the close of the transaction. The combined company expects to achieve annual run-rate synergies of approximately $625 million, which includes capital expenditures synergies of approximately $50 million. The estimated net present value of these synergies again is over $3 billion.

I would like to point out that in terms of capturing synergies we have a strong track record of meeting our synergy targets on previous transactions, and we are currently ahead of plan in realizing expected synergies of the Embarq transaction that closed last year.

Qwest also has attractive tax assets in the form of $5.8 billion net operating losses at the end of last year. Subject to certain limitations, of course, the combined Company will be able to use these NOLs, which means that we expect approximately $1.7 billion of net present value of tax savings over the next few years.

We expect to maintain CenturyLink's current dividend, which when combined with an improved cash flow profile, will result in a lower payout ratio. The combined company will have a conservative capital structure with pro forma leverage of 2.2 times EBITDA after synergies on a full run-rate basis and excluding integration costs.

We believe the combined Company's sound capital structure will enhance our ability to address challenges and allow us to take advantage of opportunities that may arise while continuing to invest in the business and return substantial capital to shareholders.

Finally, we have an experienced leadership team with a proven track record of successfully integrating sizable acquisitions. We believe that working together with Qwest leadership we can ensure a smooth integration process with this transaction.

As you will see on slide 10, this combination will create a leading national network to deliver best-in-class products and services to all customer segments. The transaction adds important new enterprise product capabilities to CenturyLink that will help drive additional revenue in our existing footprint. Qwest's enterprise business is stable and we believe has significant growth potential. The combined Company will have more than 1 million enterprise customers. And the robust network also enhances our ability to control our own destiny in terms of the growing demand for data transport.

Also, CenturyLink's footprint is shown in green here and Qwest's footprint in blue. CenturyLink and Qwest share 10 states with complementary footprints and will gain access to four new states -- Arizona, North Dakota, South Dakota and Utah -- which represents about 15% of Qwest's total access lines. The scale and reach of the combined company should allow us to more effectively pursue growth opportunities in wireless and data hosting, IPTV and other areas. We also expect to leverage CenturyLink's local market business model that moves accountability and decision-making closer to the customer.

Turning to slide 11, the combined Company will have dramatically enhanced scale, scope and reach. I will not take you through all the numbers here, but as you can see, the combination effectively doubles the size of the Company and makes it 2.5 to 3 times bigger than the next largest local exchange carrier. In sum, this combination really creates a business with tremendous scale with many potential strategic options and is immediately free cash flow per share accretive.

Slide 12 shows the combined Company's attractive financial profile. The combined Company will have a strong balance sheet with pro forma leverage of 2.4 times EBITDA for the 12 months ended December 31, 2009 before synergies. As a result, we will be the lowest levered company in our industry sector, which is consistent with our focus on conservative capital structure.

We also see the potential to further delever our balance sheet over time. On a pro forma basis, including full run-rate synergies, the Company would have generated $3.8 billion of free cash flow in 2009, and free cash flow after dividends would have been $2.1 billion. This should allow us to comfortably maintain current dividends and de-lever at the same time.

In addition, there are no change in control implications to either company’s debt agreements.

On slide 13 I will walk you through the synergies and integration costs. These estimates were based on detailed due diligence and arrived at jointly by both management teams, which shared a conservative approach. This transaction is expected to generate annual operational costs synergies of about $575 million, which we expect to fully realize three to five years following closing. Key drivers of these synergies include reduction of corporate overhead, the elimination of duplicate functions and systems, and increased operational efficiencies. We expect the Company will incur approximately $650 million to $800 million of one-time operating costs and approximately $150 million to $200 million of one-time capital costs to achieve these operational synergies.

The transaction is also expected to generate annual capital expenditures synergies of approximately $50 million within the first two years after close.

As you can see on slide 14, I will remain CEO and President of the combined Company. Stewart Ewing will continue to serve as CFO. Karen Puckett will continue as Chief Operating Officer, and Christopher Ancell will serve as our President of Business Markets Group, providing important consistency for our Company. Our current Chairman, Bill Owens, will remain Chairman. Following the close of the transaction, the Board of Directors of CenturyLink will add four members from the current Qwest board, including Ed Mueller, the current Qwest Chairman and CEO.

Before I turn the call over to Ed Mueller to talk about the transaction, I want to say that over the last few years Ed has assembled a strong management team, and they have done a very good job of making positive strides, especially in building their enterprise and government business. They have also aggressively invested in their network infrastructure while reducing their leverage. And I look forward to working with Ed and his team and the thousands of Qwest employees for the months and years ahead. Ed?

Ed Mueller: Thank you, Glen, and good morning, everybody. I would like to begin by echoing Glen's comments regarding the virtues of this planned merger. As you can imagine, Glen and I have spent a great deal of time thinking about the direction of the telecom industry, and we have had extensive discussions on what would make the most sense for our respective constituencies in seizing the opportunities and tackling the challenges that lie ahead. This morning's announcement reflects the culmination of these discussions, and I could not be more pleased with where we have landed.

As you know, CenturyLink and Qwest have both been delivering outstanding service for our customers, strong returns for our shareholders, and attractive career paths for our employees. And when Qwest reports our first-quarter results in a couple of weeks, I think you will see that we are continuing to post strong operating results.

As a national player with substantially increased scale and broader scope, I am convinced that together CenturyLink and Qwest will become an even stronger competitor. The increased scale of our business allows us to invest in and deliver differentiated products and services that our customers will demand in the future. The combination opens up new strategic opportunities with industry participants including marketing partners and network vendor suppliers. And, of course, scale brings financial flexibility and strong efficiencies, and so we should continue to be an attractive opportunity for our shareholders.

Finally, the combined Company will have dedicated and experienced employees and will continue to provide a work environment where employees can both be challenged and rewarded.

This transaction provides a very specific tangible benefit for Qwest shareholders. The exchange ratio, as Glen has mentioned, of 0.1664 provides a stock price of $6.02, representing a 15% premium from yesterday's close.

In addition, with ownership of just under half of the combined Company, Qwest shareholders can participate in future upside that will be supported by strong operating synergies.

I am pleased to report that our shareholders will benefit from a substantial increase in our dividend payments. It is our intention to continue to pay annual dividends of $0.32 per share through the close. Following the close, our shareholders will start to receive the higher CenturyLink dividend, which is the equivalent of approximately $0.48 per share on current Qwest shares.

And finally, as many of you know, over the past several years, Qwest has been improving the balance sheet, and we have made great progress in reducing our leverage. This transaction accelerates the de-leveraging and provides significant financial flexibility as we become part of a company that has $40 billion in enterprise value. The improved financial strength and flexibility provides great upside for our shareholders going forward.

I am very excited about the future it holds for Qwest and CenturyLink, and I am honored that I will participate in the Company as a member of the board.

I have spoken with you in the past about the pride I have in our management team at Qwest. Over the past several months, I have had the opportunity to get acquainted with Glen and his management team at CenturyLink and have been very, very impressed. I have also had the opportunity to learn about their culture and have found that we share much in common with both a strong customer and employee orientation.

In closing, I truly believe this merger will mark a new milestone in the telecom industry's 100 plus year history of providing reliable and innovative services for our customers. And I believe this will be a big win for all of our key constituencies.

Now I will turn it back to Glen.

Glen Post: Thank you, Ed. In summary, we are very excited about this transformative transaction. We believe it will provide significant benefits for our shareholders, our customers and the communities we serve. With Qwest we will have a larger national presence, and we are confident that we will be able to maintain our focus on our local markets through our effective regional operating model and targeted marketing strategy. Also, our combined extensive national network will significantly expand our ability to deliver strategic and customized products and service solutions to our business, wholesale and government customers throughout the US. The transaction also creates a more diverse revenue stream and greater financial resources and flexibility. It allows us to generate significant free cash flow to return capital to shareholders through dividends while also reducing our payout ratio and continuing to reduce leverage.

As we discussed, we expect to achieve substantial synergies and to benefit from Qwest's attractive tax assets. We are committed to maintaining a strong balance sheet and to continue to invest in our networks, enabling our provisioning of broadband and other services to the communities that we serve. Our experienced and dedicated management teams will be working together in the months ahead to ensure smooth and disciplined integration process, at the same time maintaining our focus on executing our business plans.

In summary, this is an exciting transaction, and we believe it makes strong strategic sense for both of our companies. And this concludes our prepared remarks, and we would be happy now to take your questions.

+++ q-and-a

Operator: (Operator Instructions). Batya Levi, UBS.

Batya Levi: I will start with a question, and then John Hodulik is going to have a quick follow-up. The first one on the synergies. I see that they are only 7% of Qwest cash operating expense. Is there any reason why we should believe that they will be lower than typical deals of the storage where carriers were able to take 15% to 20% out? Especially looking at Qwest's long-haul business and the network you inherited from Embarq, I would have thought that there would be greater synergies putting the two together. If you can just touch on that, that would be great.

Maybe one thing on Qwest’s NOLs. Can you remind us how big they were, and will you have full use of them?

Glen Post: First of all, regarding the level of the synergies, we are very confident that we can achieve the synergy targets we put in place. There are some things we do not know as far as the business markets groups. The IXC business, as far as extent of the synergies that are there yet, we are working together with Qwest leadership over time. The network synergies, the system synergies are still not totally clear, but we are confident that the $575 million of operating synergies that we have in place is achievable.

Stewart Ewing: In terms of the NOLs, it is about $5.8 billion of NOLs, and we expect to be able to utilize all of those NOLs over a period that is comparable to the period that Qwest has disclosed in the past. Again, since we are a current taxpayer, it will improve the cash flow of the combined Company.

John Hodulik: And maybe just a quick follow-up for Ed. Ed, from a Qwest perspective, it seems like Qwest is well-positioned as it has been in years. A lot of it because of your efforts. It turns out the business model has turned around. And the deal is coming at a point in time where it looks like there is really only one bidder out there given that frontier is sort of out of it for 12 months. Is there any reason why the deal has to happen now? I mean I think myself and some investors are a little surprised it happened as soon as it has when it looks like Qwest really has a lot of runway at this point.

Ed Mueller: John, I think that was you. So we have, as I have said in the last several years, that we continue a disciplined approach of what would be best for our shareholders. This transaction for us with all the upside of the premium we get, the 50% increase for our shareholders, the opportunity and the synergies, and working with Glen and his team, this is a really good time for us, frankly, and I think this is a good time for the corporation to share and combine with Glen and his team.

So I think the de-leveraging, the balance sheet improvements, all the value that is going to be created here and the opportunity, we will continue to operate both companies. We will continue to operate in a good fashion together. We will still be able to achieve good results. So I really think this is a very good time to be combining our companies.

Operator: Michael Rollins, Citi Investment Research.

Michael Rollins: Just a question on the balance sheet. So if you go back to some of the comments that both companies have made about your balance sheet strategy, Qwest, I believe, you have talked about targeting investment grade ratings for the whole Company over time. And CenturyLink, you are currently rated investment grade. So can you give us a sense of what you're targeting in terms of balance sheet leverage and ratings as you look at the pro forma company?

And the second question would just be, as you look forward at the potential for cash repatriation, how do you weigh dividends versus buybacks as you look at what the combined company can generate in terms of cash flow?

Ed Mueller: Well, just looking at CenturyLink for the year 2009, we ended the year with net debt to EBITDA of about 2 times. This without run-rate synergies on a pro forma basis with increases to about 2.4 times with the run-rate synergies of about 2.2 times net debt to EBITDA.

I mean so our targets are still really what they have been in the past from our standpoint, and we hope to target of net leverage of somewhere in the low 2s.

Glen Post: This is Glen. Regarding dividends versus buybacks, first of all we think in today's world we need to maintain a strong dividend. I personally like the stock buybacks, and we will be looking at those options in the months and years ahead. Probably it is a board decision, but the buyback is certainly a good option.

Michael Rollins: As a follow-up, can you just give us a sense of what metrics you believe you have to hit balance-wise if you wanted to be considered investment grade? Do you have a sense from the rating agencies of where those metrics need to be over time?

Ed Mueller: No, we cannot really comment on that. But this combined Company will generate significant free cash flow over time, which will allow us to really, we believe, maintain what we consider to be great financial metrics from a bondholder perspective.

Operator: Simon Flannery, Morgan Stanley.

Simon Flannery: Congratulations. First, can we talk about the approval process? I think you said 37 states. How many of those states do you think will go through a formal process, and are there timelines that ensure that it will close within sort of the first half of 2011?

And then on synergies, I note you did not put any revenue synergies in, but I think in the case of Embarq certainly you had some benefits in terms of driving DSL penetration and things like that. It would seem there are opportunities here to cross-sell services into perhaps the Century customer base from some of the Qwest national services. Perhaps you could just talk about the opportunity there, thanks.

Glen Post: Simon, regarding the state approvals, we are still in the process of determining exactly how many of them -- all the states will look at this transaction, and we will have a number that would require approval. We think within the next 12 months we can go through this process and get it done successfully. I do believe the vast majority of states are going to look positively at this transaction. This can enable us to more effectively and efficiently bring services to customers and communities. The financial characteristics of this Company are strong, so we think it is going to be a pretty sound process with the states.

Ed Mueller: And with respect to revenue synergies, although we did not quantify revenue synergies, we believe that there are significant opportunities here to drive new products and services to customers over time to increase and continue to increase penetration rates of high-speed Internet service over time with the great fiber-to-the-node build that Qwest has been pursuing for the last couple of years, and we would expect to continue that. And again, to drive very high-speed Internet services. Additionally over time we will look at the potential of rolling out IPTV as our network will be prepared from the standpoint of the speeds that it can deliver.

Operator: David Barden, Bank of America.

David Barden: Congrats on the transaction. Maybe if I could just ask a couple of questions on the synergies. First, if you could -- obviously you said earlier I think, Stewart, that you did not put in synergies for the networks and systems on the business side because you have not clarified that yet. But if you can maybe break down into the larger buckets where the synergies are coming from and how they stage out through this three to five-year period, it would be helpful.

And then I guess as a follow-up to that, could you be clearer about how the regulatory elements factors into these synergies and how CenturyTel's exposure to some of the universal service reform and intercarrier comp issues is changing as a result of the Qwest merger would be helpful as well.

Glen Post: This is Glen. Regarding the network synergies, what I was saying was not that we -- we have identified significant network synergies. We think there could be more, but we have identified significant network synergies already. The whole business markets group, the synergies available there, are not as clear as the other areas, and that is really what I was referring to. So we are hopeful that there will be additional synergies that we will find, but we have not completely identified all those we think.

Stewart Ewing: With respect to the regulatory process, it will certainly reduce the universal service and access that is a part of our revenue stream. And one of the great parts about this transaction is it increases our revenue from enterprise customers from about 11% of their revenue to about 25% of revenue with the combined company, and we think that is significant. So basically our exposure in USF and access would go down to single digit rates.

David Barden: And I apologize if I could follow up. Glen, I did not mean to suggest that you had not put anything in. But could you divide those synergies into buckets and kind of help us think about how they stage in through this three to five-year process?

Glen Post: We really are not ready to talk about that today. I am sure over time we will be able to more granularly discuss that with you but not today.

David Barden: And, if I could, maybe just one last one. Just on your wireless strategy, I think Qwest has obviously gone down this multi-billing strategy with Verizon. You guys have, I think, flirted with the notion of even building your own wireless business. How are you thinking about wireless strategically now that you are basically a national wireline player?

Ed Mueller: Well, Qwest has had really good results with the partnership with Verizon. We are going to take a hard look at that going forward. The good thing is, we, as a larger company with greater scale, we will have a chance to look at all of our alternatives there and see what we believe is best long-term for the Company. We look forward -- we think that wireless needs to be a part of this strategy going forward, and we are pleased with what Qwest has accomplished at this point.

Operator: Jason Armstrong, Goldman Sachs.

Jason Armstrong: Congratulations. Maybe, first one, I will take the other side of the timing question just for Glen. Why the rush towards another deal given you are still granted in the later stages of integrating but still in stages of integrating Embarq. Qwest has obviously had a strong move recently. So I'm wondering did you just perceive here that there was risk of the Company getting away from you from a valuation perspective.

And then second question, just in terms of competitive markets, I hear the argument that you are lowering USF and access risk. But, at the same time, you are getting into more urban market exposure and also an enterprise franchise that really puts in more direct competition with AT&T and Verizon. Just how you get comfortable with that?

Glen Post: Regarding the timing, we feel really good about where we are with the Embarq transaction. We are ahead of our target on synergy achievement. The integration process is going very well.

In addition, we don't expect this transaction -- the Qwest transaction to close for another 12 months. It will be further down the road, and I am confident that the results will be similar for this transaction with Qwest as far as our ability to integrate it. There was no rush, no pressure here, but when the timing is right, as Ed pointed out, it is an opportunity to do this deal, and we ought to -- both come said it was a good time to get it done.

In terms of regarding the urban markets, we understand the differences there. But if you look at the first six months, we have been very successful we believe in reducing access line rates in the urban Embarq markets. Very good results there if you look at the high-speed Internet adds has turned around significantly. We do not have final numbers, but we believe the first quarter is also going to reflect significant positive progress. In the urban markets, we have Embarq. So we have a lot of confidence in our local operating model, and our ability to bring enhanced product and services to these markets can work in urban as well as the rural markets. We are still very committed to our rural markets, but we think it's a really an opportunity in these urban markets to compete and to drive improved metrics and results.

Operator: Frank Louthan, Raymond James.

Frank Louthan: On the synergies whose systems are you going to be using going forward, Qwest or the Century systems? Is that where most of the synergies are coming from? And give us an update on where you are sort of the percentage of complete on the Embarq systems? I assume that is going to be -- the target will be down within the next 12 months. So if you can give us an idea of where you are on those conversions, that would be great.

Glen Post: Yes, we have not made final decisions on which systems we will use. We believe that our consumer billing and customer care system is state-of-the-art, and we would expect probably to convert to CenturyLink system. On the consumer side, we will be looking at the enterprise business side and making those decisions going forward. There certainly are significant synergies in that part of the integration.

And as far as where we are in the Embarq process, we have completed the financial accounting, human resources conversions. We completed the Ohio conversion. We expect to complete the North Carolina billing, I think Ohio the billing and customer care conversion and the provisioning conversions in Ohio. We expect in the next couple of weeks, in the next month it will be complete as we complete the North Carolina conversion, which is the second largest state in which we operate. Things are going really well there, we are on target, and we believe that this process -- in 12 months we will be well underway to the completion of the integration with Embarq.

Frank Louthan: Okay. Great. And you all own some 700 megahertz spectrum. Going forward how are you thinking about how 4G wireless plays in strategically with the industry? Qwest obviously has an option with the Verizon partnership. Would you continue that sort of strategy and maybe roll that through more of the CenturyLink and Embarq properties? How do you think the importance of that relative to your strategy and in thinking about acquiring Qwest going forward?

Glen Post: Yes, we think wireless is important, very important going forward. As far as the 700 megahertz, that is going to be a very -- our ownership now will be a very small percentage of the total market area, coverage area. So I think it will be difficult to really expense, especially when the urban markets acquire 700 megahertz spectrum. So we will be taking a look at what we do in the smaller markets than real market if it still makes sense for us there. That is a decision we will make in the months ahead. We will continue some trials. We expect toward the end of the year and early next year in some of our smaller markets. But again, I think that what Qwest has accomplished with the Verizon transaction is pretty impressive right now, and we will be taking a hard look at that and leveraging our size and scale to drive really good partnerships going forward.

Operator: Chris King, Stifel Nicolaus.

Chris King: Congratulations. Two quick questions. One, I just wanted to ask about a breakup fee if there is one and whether you guys were ready to disclose that at this point?

Secondly, just running through the Embarq regulatory approval process that you guys went through, the FCC made certain demands for DSL availability. Do you see similar type of metrics being applied to this acquisition, and if so, -- have those new buildout numbers, have they been included in your synergy guidance for the next several years going forward?

Stewart Ewing: With respect to the breakup fee, there is a breakup fee, and it goes both ways for each Company. And it will be disclosed as part of our 8-K filing when we file the agreement.

Glen Post: As far as the FCC requirements, broadband commitments, those are unknowns. We do believe that we have an outstanding network today, that we are hopeful that whatever those requirements are can be handled through our -- really what we believe is a very strong capital investment commitment that we have already, and we will be working with the FCC and other regulators to go through this process. But again, I think we have done a very good job of bringing broadband services to a lot of areas. Both companies have over the last couple of years. So we will just have to see how this process goes.

Operator: Jonathan Chaplin, Credit Suisse.

Jonathan Chaplin: I had two quick questions if I may. Sorry, I'm calling from my cell phone. I hope you can hear me.

So the first question is just a follow-up to an earlier question on the integration on the Embarq integration process. I think when we met a couple of weeks ago, you said by the end of the second quarter you would be about 25% of the way through the integration process. I wanted to check if that was correct. How confident do you feel about the remaining 75% of the integration process? It still seems like it's a lot out there ahead of you. What your sense of risks around delays in the integration should have for delays in the closing of this transaction.

And then secondly, I wanted to touch on the wireless -- your wireless strategy going forward a little bit. I know that you have just closed an asset deal and you are all probably exhausted from it and not even thinking about the next potential deal yet. But now that you are very -- you have a national enterprise business, you are a lot closer to having a national [low backstep] business, does it make sense for you to have a national wireless asset as well? How do you think about the synergies between wireless and wireline? Thank you.

Glen Post: First of all, I think that is right. We will be 25% done with the billing customer service conversion. We are completely done with the finance, human resources, accounting conversions, so those are behind us. It is really the billing customer care conversions. We feel very good right now about where we are with that process. We believe we have North Carolina done in a couple of weeks, three or four weeks at the most, and then we are on track to complete those conversions by the end of 2011. So right now we feel good about that.

As far as the wireless strategy, it is too early for us to be talking about what we may or may not do there. We do like the partnership, what we have seen of it, that Qwest has with Verizon, but we will work from there and make those decisions in the months and years ahead.

Jonathan Chaplin: Great. Thank you very much, and congrats to you all.

Operator: Mike McCormack, JPMorgan.

Mike McCormack: You talked earlier about the importance of revenue diversification and did make mention of some of the business and enterprise exposure. Is that an area where going forward you might become more agnostic when you're looking at potential assets down the road and acquisition targets?

Glen Post: You know, Mike, we are not going to go out and buy shirt factories like that. We are going to be in the communications business. I could say it does not necessarily have to be local [allied] type assets. But you are right. Now we are going to be focused on integrating, completing the Embarq integration, and integrating the CenturyLink and Qwest businesses, and that is our focus. We are not really concerned right now about further diversification. We are going to be focused on these transactions.

Operator: Chris Larsen, Piper Jaffray.

Chris Larsen: A couple of questions. First, any overlapping properties with the CLEC asset that you think the regulators might look at? Secondly, you talked a little bit about IPTV. Any thoughts on changing the rate of investment in your fiber to the neighborhood since you did highlight that?

And then, Glen, maybe a question for us New Yorkers who view the world as very New York centric. Any concerns that you will not have a deep enough talent pool in Monroe given how big the business is now getting relative to the size of Monroe and how you already are a very, very important employer in that market?

Glen Post: With respect to the overlapping CLEC markets, there are a few minor markets where we overlap, but we don't really expect any issues there.

Glen Post: As far as Monroe, we don't think we will have any major issues. We have always been able to attract great talent to Monroe, and we will also have presence in Denver. So we are very confident we attract the talent we need, and even though it's a small town, we have very low turnover, and it is a great place to live. So we are not concerned about that.

Chris Larsen: Fair enough. And on the fiber to the neighborhood?

Glen Post: We don't expect any major increases in investment there. We were already investing significantly in our fiber network, driving fiber deeper into our service areas. So we are aggressive there. We do not expect any major changes there at least not in the foreseeable future.

Operator: Tim Horan, Oppenheimer.

Javier Lavas: This is [Javier Lavas] sitting in for Tim Horan, and I just had a very quick question for Joe at Qwest. Hopefully I did not miss this earlier in the call. I just had a housekeeping question. Given Qwest's fairly aggressive deleveraging plans for 2010/2011, can we assume Qwest will continue to pay down debt and schedule through the deal close, or have these plans changed due to that transaction?

Joe Euteneuer: No changes whatsoever. We will continue to do exactly what we set out for you, and that is why the strength of these two companies coming together will have such investment-grade characteristics post-close.

Operator: Todd Rethemeier, Hudson Square Research.

Todd Rethemeier: Two questions if I could. First, Qwest has always taken a different approach on video than the other large telecom companies in that they are not -- they are letting the customers just go out and find the content themselves and not necessarily providing the programming to them. I'm just wondering if you have thought about that and if that will change?

And then the second question, I guess I have not heard -- maybe I missed it -- but I have not heard anything said about which brand name you intend to keep.

Ed Mueller: Let me start with the video strategy. One thing that is very attractive of putting these two companies together, we do have a linear video strategy. It is with DirecTV, so we had never planned as we built our fiber-to-the-node to augment that with IPTV for the expense and the moving forward. So we have a very financially attractive DirecTV strategy.

As we were starting to talk, Glen and I, with their rolling out of the IPTV, that is just additive to our markets. And for an incremental cost, our infrastructure is exactly the right infrastructure to take advantage of all of this when you talk about IPTV and/or over-the-top video. So it is very complementary, and our markets, our residential markets, will have another option, which I think is tremendous, and we do really good with DirecTV.

So that has been very complementary, and I don't think there is any change in our infrastructure. Glen has already talked about building fiber-to-the-node to the neighborhoods. We think that is right on faith and would be built into the combined Company's capital expenditure. So I'm really happy with this. This is just additive and really I think strong for our customer base.

Glen Post: And regarding the branding question, we have not made final decisions. My initial view is we would lean toward the CenturyLink brand in the mass markets, consumer market area. We will consider in the business markets group whether we should include the -- realize the Qwest name there. Strong brand recognition there. But we will make those decisions in the weeks and months ahead. We will look at this every way we need to look at it before making the final decision.

Operator: Phil Cusick, Macquarie.

Phil Cusick: Just a quick one. In terms of both companies' CapEx plans, CenturyTel is talking about -- you have talked about building out fiber into more areas, and Qwest is looking at building fiber deeper into the property. Can you talk about what might change as you look at now merging the companies?

And then I don't think we have had a comment, was there a competitive bidding process here and was there another bidder in there, or was this really just a discussion between the two of you?

Ed Mueller: This is Ed. I will take the bidding question. As I said before, we have constantly always looked at our options. And as we have got to know these two companies and Glen and I got to watch and see how the teams interacted, the complementary nature of this, we really believe this is a tremendous opportunity for our collective shareholders. So that is how that went down. And then the proxy, you will see how the process was working. So I will turn it back to Glen for the CapEx.

Glen Post: Yes, as far as the CapEx, so both companies have invested heavily in our fiber networks and electronics over the last few years. Actually we will see those budgets come down some in the years ahead. The decline will be tempered by the possibility of IPTV investments, but we believe that the investments required to expand this into the service we expect can all be done within the parameters of the capital budget ranges that both companies have been spending in the last couple of years.

Phil Cusick: But in terms of the planned spend for this year, you do not expect to slow down versus your existing guidance?

Glen Post: No, it should keep right on with the existing guidance.

Ed Mueller: That is true for Qwest also.

Operator: Robert Schiffman, Credit Suisse.

Robert Schiffman: A couple of things. One is you seem a little bit hesitant to mention investment grade. I'm just wondering if you are laying out this low two times target because you're somewhat concerned the rating agencies might have a moving target. I think what a lot of bondholders would love to hear you say you want to be investment grade.

And the second thing is there's a lot of different boxes. On a going forward basis, where do you anticipate issuing debt out of?

Stewart Ewing: With respect to the investment grade, no, we are investment grade, and we want to remain investment grade. So we're not hesitant about that. And, as Glen indicated, too, there is a tremendous amount of free cash flow over and above the dividend and the capital expenditures. If you look at it, combined there is $2.4 billion of CapEx, $1.7 billion of dividend, and still another $1.7 billion or so of free cash flow remaining if you look at the '09 pro forma numbers. So we think there is just real financial strength here that hopefully will allow us to remain investment grade.

With respect to where we will issue bonds out of, we expect the folks at Qwest have really done a great job of de-levering over the last few years, and we expect to continue their strategy of refinancing the debt that is down on the operating companies and paid off debt that is non-investment-grade today on the parent companies.

Robert Schiffman: Just to be clear though, CenturyTel's plan was to issue only out of the parent company, and Qwest was to continue issuing bonds at the Qwest Corporation level. Do you anticipate issuing paper on a going forward basis at the operating company level?

Joe Euteneuer: In regards to Qwest, the philosophy has not changed. I mean we will continue to refinance the regulated debt and repay the unregulated debt. Based on the $3.5 billion of debt that will get paid through the first quarter of 2011, our next unregulated debt payment is not due until 2014. So there's only regulated debt coming due between now and then and very little of it.

Robert Schiffman: Joe, I get that. I mean on a going forward -- on a going forward basis post-closing, what is going to be the debt issuing entities?

Joe Euteneuer: So from a structured standpoint, think about Qwest being a sister to Embarq under the parent company CenturyLink. So, therefore, the debt structure basically stays the same. It is just under a new parent, and you would continue to have -- well, we would hope that once we get through paying off some of its unregulated debt that we hit the investment criteria for the subsidiary that reports up to CenturyLink. But clearly the philosophy would still stay the same even under the new capital structure.

Robert Schiffman: So going forward we should anticipate Qwest Corp. to continue issuing debt?

Ed Mueller: That is our current expectations, Robert, but it's a year to close and we will see. But I mean that is our current expectation.

Robert Schiffman: Sorry about the so minutia, but this is what bondholders are asking. Last thing, could you comment on what you're anticipating from the rating agencies? They have been somewhat negative on the space, and I think that with this setup, which clearly looks to be investment grade, are you expecting to be put on review and having to make your case, or are you anticipating your low BBB ratings to be affirmed today?

Glen Post: We, of course, visited with the rating agencies prior to the announcement today, and at this point we don't have any further information.

Robert Schiffman: Thanks so much and great congrats. I think it's a fantastic transaction.

Operator: [Joe Stauff], Susquehanna.

Joe Stauff: Qwest has -- the three and a half converts are putable in November of this year. Would you expect to pay them down with cash, or are you going to try to refinance them? Especially in the context of continuing to pay the dividend.

Ed Mueller: The answer is yes. We will pay them down.

Joe Stauff: And then just to follow up, from a positive tax attributes perspective, I just want to clarify your former answer. Such that if the deal were to close, call it January 1, 2011, would Qwest's positive tax attributes be able -- would you guys be able to use those to reduce your cash taxes on the legacy Century earnings?

Stewart Ewing: Yes. Going forward we expect to be able to use all of the unused NOL at the time of closing.

Joe Stauff: I'm sorry just one additional one. From a timing perspective, in terms of closing this, would you anticipate the biggest obstacle that ultimately determines the timing is the state reviews?

Glen Post: Yes. It will be a combination of the state approval process and the approval process that we will need to go through with the FCC that will probably be the last couple of approvals that we receive.

Operator: Thank you. I will now turn to call back to Glen Post for closing remarks.

Glen Post: Thank you. Just, in conclusion, we believe this is a compelling transaction for our shareholders. It is a transformational transaction for our Company. It will create a nationwide industry-leading communications company, and we are excited about the combined companies. Thank you for joining our call today, and we look forward to talking with you in the weeks ahead.

Operator: Thank you. This does conclude today's conference call. Please disconnect your lines at this time, and have a wonderful day.